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                                                                  EXHIBIT 10.26


                            WELLINGTON HALL, LIMITED

                     RESOLUTIONS OF THE BOARD OF DIRECTORS

                               SEPTEMBER 1, 1997


        WHEREAS, on February 10, 1997, the Board of Directors of the Company approved the Wellington Hall, Limited 1997 Stock Option and Restricted Stock Plan (the "Plan"), subject to the approval of the shareholders of the Company; and

        WHEREAS, certain provisions of the Plan are not as flexible as permitted by the Company's bylaws, applicable state law and applicable tax laws; and

        WHEREAS, the Board of Directors desires to amend the Plan to adopt the most flexible provisions permissible and to clarify certain other provisions; now, then, it is

        RESOLVED, that Article II, Section 1(f) of the Wellington Hall, Limited 1997 Stock Option and Restricted Stock Plan be and hereby is amended to delete said Article II, Section 1(f) in its entirety and to substitute in lieu thereof the following:

                (f) Duration of Options. Each Option and all rights thereunder granted pursuant to the terms of this Plan shall expire on the date specified in the applicable option agreement, but in no event shall any Option expire later than ten (10) years from the date on which the Option is granted; provided, however, that any Incentive Stock Option granted to an employee who owns more than 10% of the combined voting power of all classes of stock of the Company may not be exercisable after the date five (5) years from the date the Incentive Stock Option is granted. In addition, each Option shall be subject to early termination as provided in this Plan or the applicable option agreement.

        FURTHER RESOLVED, that Article II, Section 1(g)(v) be and hereby is added to the Wellington Hall, Limited 1997 Stock Option and Restricted Stock Plan to read as follows:

                (v) If a nonemployee director-optionee ceases to serve the Company in that capacity, the rights of the nonemployee director-optionee upon such termination shall be governed in the manner of an optionee's rights upon termination of employment as set forth above.

        FURTHER RESOLVED, that Article III, Section 5 of the Wellington Hall, Limited 1997 Stock Option and Restricted Stock Plan be and hereby is amended to add a second paragraph thereto to read as follows:

                If a nonemployee director-grantee ceases to serve the Company in that capacity, the rights of the nonemployee director-grantee upon termination shall be governed in the manner of a grantee's rights upon termination of employment as set forth above.

        FURTHER RESOLVE, that Article IV, Section 4 of the Wellington Hall, Limited 1997 Stock Option and Restricted Stock Plan be and hereby is amended to delete said Article IV, Section 4 in its entirety and to substitute in lieu thereof the following:

                4. Effective Date of Plan. This Plan shall be effective February 10, 1997, the date of adoption of the Plan by the Board of Directors of the Company, subject to approval of the Plan by the shareholders of the Company by the majority of the votes cast at a duly held shareholders' meeting at which a majority of the Company's Common Stock is present either in person or by proxy held within 12 months of the date of adoption of the Plan by the Board.